Exhibit 10.17

U. S. Bank


September 12, 2001


Mr. Ronald L. Krutzman
Treasurer and Assistant Secretary
Laclede Gas Company
720 Olive Street
St. Louis, MO  63101

Dear Ron:

U.S. Bank National Association (formerly known as Firstar Bank, N.A. (which was the successor by merger to Firstar Bank Missouri, National Association, which was formerly known as Mercantile Bank National Association) is pleased to provide a $20,000,000 line of credit maturing September 11, 2002 to Laclede Gas Company for general corporate purposes and for commercial paper backup.

All borrowings will be priced at your option, at U.S. Bank's Prime rate, floating, LIBOR adjusted +1/4% for available maturities to 90 days. Notes issued under this line shall not exceed 90 days. No note shall have a maturity date after September 11, 2002.

Interest shall be payable at the end of each calendar quarter beginning September 30, 2001 and at maturity. Interest shall be computed on the basis of actual 365/366 for prime borrowings and actual 360 basis for LIBOR. Notes issued may be prepaid at any time without penalty, subject to standard funding loss provisions for LIBOR loans.

We may terminate this agreement at any time if we determine, in good faith, that we are not satisfied with your conditions, operations or performance, financial or otherwise.

It is understood that any loans obtained by any subsidiary of Laclede Gas Company, whether or not they are guaranteed by Laclede Gas Company, are excluded from this agreement and shall not be charged against the line of credit described above.

Nothing in this letter is intended to alter the arrangements set forth in the agreement dated November 30, 2000 or the availability of $50,000,000 of advances thereunder from U.S. Bank National Association on the terms set forth in said November 30, 2000 agreement.

U.S. Bank

Page 2
Laclede Gas Company
September 12, 2001


If the foregoing is acceptable to you, please sign where indicated, and return one original copy to me while retaining the other for your records. We appreciate the opportunity to serve Laclede's needs and to continue the long standing relationship between our companies.

                                           U.S. BANK NATIONAL ASSOCIATION

                                           By: /s/ Eric Hartman
                                           Name:  Eric Hartman
                                           Title:  Vice President


Accepted this 12th day of September, 2001

LACLEDE GAS COMPANY


By: /s/ Ronald L. Krutzman
Name:   Ronald L. Krutzman
Title:  Treasurer & Assistant Secretary